Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

THIS SETTLEMENT AGREEMENT (“Settlement Agreement”) is made as of the 9th day of August, 2017 (the “Effective Date”), by and among Nation Energy Inc., a Wyoming corporation, with an address of 1555 Blake Street, Suite 1002, Denver, CO 80202 (“Nation”), Nation Energy (Australia) Pty Ltd, an Australian Company, with an address of 1500 West 16th Avenue, Suite F, Vancouver, B.C. Canada V6J 2L6 (“Nation Australia”), Paltar Petroleum Limited, an Australian Company, with an address of Level 10, 32 Martin Place, Sydney, New South Wales 2000 (“Paltar”), and Officer Petroleum Ltd., an Australian Company, with an address of Level 10, 32 Martin Place, Sydney, New South Wales 2000  (“Officer”).  Nation, Nation Australia, Paltar, and Officer may be referred to collectively as the “Parties” or individually as a “Party”.  Paltar and Officer collectively may be referred to as the “Paltar Group”.

RECITALS

WHEREAS, pursuant to the terms of those certain seven Earning Agreements dated May 31, 2016 (collectively, the “Earning Agreements”), attached hereto as Exhibit “A”, regarding certain exploration permits for exploration in the Northern Territory of Australia, namely the Earning Agreements between Nation Australia and Paltar regarding exploration permits EP 136, EP 143, EP 231, EP 232, EP 234, and EP 237 and the Earning Agreement between Nation Australia and Officer regarding exploration permit EP 468 located in Western Australia (such exploration permits being the “Permits”), Nation Australia incurred certain work permit payment obligations to Paltar and Officer;

WHEREAS, Nation Australia is in arrears for payment to Paltar for a total of USD$5,195,325.96 at March 31, 2017, which consists of unpaid work permit expenses and other billable charges, including administrative and general expenses, to be paid by Nation Australia pursuant to the EP 136, EP 143, EP 231, EP 232, EP 234, and EP 237 Earning Agreements (the “Work Permit Expenses”);

WHEREAS, Nation Australia is also in arrears for payment to Officer for USD$1,029,955.53 at March 31, 2017, which consists of unpaid work permit expenses and other billable charges, including administrative and general expenses, to be paid by Nation Australia pursuant to the EP 468 Earning Agreement (the “EP 468 Expenses”), whereby such failure of payment has resulted in the cancelation of the EP 468 exploration permit by the relevant Government, grant or further resulting in an impairment loss of USD$5,797,476.00 to Officer (the “EP 468 Impairment”);

WHEREAS, pursuant to the terms of a certain Promissory Note dated May 31, 2016, issued by Nation Australia to Paltar in the principal fair value amount of AUD$24,322,501.00 (the “Principal Amount”), with a maturity date of May 31, 2019, Nation Australia is obligated to pay the full principal amount to Paltar plus currently accrued interest, for a total amount owed, as converted into United States Dollars, of USD$19,368,913.78 at March 31, 2017 (the “Promissory Note”), and Nation has guaranteed payment of the obligations of that Promissory Note;

WHEREAS, by written notices to Nation Australia, Paltar and Officer have each asserted that Nation Australia has failed to comply fully with the respective Earning Agreements and the Promissory Note.  Nation and Nation Australia neither admit nor deny this claim;

WHEREAS, the Parties have reached a resolution of any and all disputes relating to the Earning Agreements, the terms of which resolution are described more fully below; and

WHEREAS, this Settlement Agreement is made by the Parties to compromise and settle all claims and allegations asserted by Paltar against Nation, with respect to the Earning Agreements and the Promissory Note, and any and all other claims, debts, demands, causes or rights of action, suits, obligations and liabilities of any kind, matured or unmatured, known or unknown, whether asserted or not, in any way arising out of or related to the Earning Agreements and any amendment or assignment thereof and the Promissory Note.

Now therefore, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.         Incorporation of Recitals.     The foregoing recitals are incorporated herein by reference as if set forth at length.

2.         Terms of Settlement Agreement; Execution of Settlement Agreement; and Consideration.            Following and in consideration of execution by the Parties of this Settlement Agreement, the potential additional payment as set forth in this Section of this Settlement Agreement, and in further consideration of the full and complete release (set forth in Section 3 below) of any and all claims that the Paltar Group (including its successors and assigns) has or at any time may have had against Nation (including its subsidiaries and affiliates) or Nation Australia with respect to the Earning Agreements, and any and all other claims, debts, demands, causes or rights of action, suits, obligations and liabilities of any kind, matured or unmatured, known or unknown, whether asserted against Nation or Nation Australia including claims under the Promissory Note, each of the Parties agrees to the following:

            (a) Surrender. Nation Australia hereby surrenders all of its rights under the Earning Agreements, and as of the date of this Settlement Agreement the Parties hereby deem the Earning Agreements terminated, with no further obligations held by Nation or Nation Australia in relation to the Earning Agreements except for those obligations set forth in subsection 2(b) below. Nation Australia shall execute separate surrender instruments of even date herewith, in form and substance agreed upon by the Parties.

            (b) Debt-for-Equity Exchange. Paltar hereby agrees to accept, on behalf of itself and its subsidiary Officer, newly-issued shares of common stock of Nation in exchange for the cancelation of certain debts owed to Paltar and/or Officer, and the settlement of certain damages incurred by Paltar and/or Officer, described more particularly as follows:

(I)                              the settlement of damages by conversion of the EP 468 Impairment (US$5,797,476.00) at a conversion rate of $0.05 per share into 115,949,520 shares of common stock of Nation fully paid issued to Paltar;

(II)                           the cancelation of debt by conversion of the EP 468 Expenses (US$1,029,955.53) at a conversion rate of $0.05 per share into 20,599,110 shares of common stock of Nation fully paid issued to Paltar;

(III)                        the cancelation of debt by conversion of the Work Permit Expenses (US$5,195,325.96) at a conversion rate of $0.05 per share into 103,906,540 shares of common stock of Nation fully paid issued to Paltar; and

(IV)                        the cancelation of debt by conversion of the amounts owed to Paltar under the Promissory Note (US$19,368,913.78) at a conversion rate of $0.05 per share into 387,378,275 shares of common stock fully paid of Nation issued to Paltar.

The monies owed above are as of March 31, 2017; such amounts and the related share amounts will be adjusted to account for the changes in amounts owed by Nation Australia to Paltar and Officer for the time period after March 31, 2017 through and including the date of issuance of the shares to Paltar. Subject to adjustment as set forth in the previous sentence, Nation will issue to Paltar a total number of 627,833,445 shares of common stock fully paid pursuant to this subsection 2(b). As soon as practicable following the execution of this Settlement Agreement by the Parties, Nation shall take all necessary further actions to issue the shares to Paltar set forth in this subsection 2(b). The share amounts calculated above have been rounded down to the nearest whole share, as necessary.

            (c) Overriding Royalty. In exchange for the surrender of the Earning Agreements in subsection 2(a) above, Paltar hereby grants to Nation a five percent (5%) overriding royalty (I) on all hydrocarbon production from the lands subject to the EP 231, EP 232, EP 234, and EP 237 Earning Agreements, (II) on all hydrocarbon production from lands in EP 136 and EP 143 designated as Paltar Blocks as defined in the Joint Venture and Operating Agreement dated 16 September 2011 between Paltar and Sweetpea Petroleum Pty Limited, and (III) on all hydrocarbon production from the lands subject to current and any future applications for exploration permits in Australia that have been submitted or are submitted in the future by Paltar or Officer.  As soon as practicable following the execution of this Settlement Agreement by the Parties, and at any later times to comply with Australian law, Paltar shall execute separate instrument(s) granting this overriding royalty to Nation, and shall take all necessary further actions to file, record, or otherwise provide notice of the granting instrument(s) pursuant to all applicable law.

(d) Termination of Agreement. Nation and Paltar hereby agree that the Third Amended and Restated Agreement dated August 30, 2015 between Nation and Paltar, as it has been further amended, is terminated as of the date of this Settlement Agreement, and no rights and/or obligations of any party thereto contained in such agreement shall survive the termination.

3.         Waiver and Release of Agreements. Except as may be set forth herein:

(a)                The Paltar Group hereby waives all rights and fully and completely releases Nation and Nation Australia from any claims or obligations, known or unknown, present or future, arising under the Earning Agreements herein defined and the same shall be deemed of no further force or effect; and

(b)               Nation and Nation Australia hereby waive all rights and fully and completely release the Paltar Group from any claims or obligations, known or unknown, present or future, arising under the Earning Agreements herein defined and the same shall be deemed of no further force or effect.

5.         No Admission of Liability.    The Parties mutually agree that the terms of this Settlement Agreement contained herein and the consideration transferred are to compromise doubtful and disputed claims, and avoid litigation, without admission of liability or fault, and that no consideration given may be construed as an admission of liability on behalf of any Party, or its successors, assignors, or assignees.

6.         Authority.      The Paltar Group hereby warrants and represents that all claims, rights, and interests asserted by them with respect to the release contained in Section 3 above, are rightfully owned by Paltar and/or Officer, and no such claim, right or interest has been assigned, transferred, or sold, mortgaged or charges to any third party.  The Paltar Group further warrants and represents that they are the sole owner of record of the rights and interests as set forth in the respective Earning Agreements, and that no other person or entity has any ownership interest in said interests.  The Paltar Group further agrees that they have freely and voluntarily entered into this Settlement Agreement with the opportunity to obtain the full advice of counsel, and that neither Paltar nor Officer is under coercion or duress in connection with the execution and performance of this Settlement Agreement.  Neither the execution and delivery of this Settlement Agreement nor its performance by any of the Parties will conflict with or result in the breach of any mortgage, note, indenture, contract, agreement, security, pledge, charge, law, rule or regulation to which either Nation or Nation Australia is a party or by which Nation or Nation Australia is bound.

The draftsmanship or authorship of this Settlement Agreement, any exhibits or addenda hereto and any interlineations hereof, shall not be construed in favor of or against any Party, having been negotiated and adopted fully and freely by the Parties.

7.         Confidentiality.          The Parties shall keep all terms and conditions of, as well as the existence of, this Settlement Agreement and the subject matter of any related negotiations strictly confidential.  No party hereto shall make any private or public disclosure regarding the existence of this Settlement Agreement, the contents of this Settlement Agreement or the actions contemplated hereby without the prior written consent of the other; provided, however, the foregoing will not restrict disclosures by any Party that are required by applicable laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its affiliates or are recommended by counsel.

8.         Binding Effect.          As used in this Settlement Agreement, the terms Nation, Nation Australia, Paltar, and Officer include their respective heirs, personal representatives, successors, assigns, affiliates, predecessors in interest, successors in interest, assignors, assignees, agents, independent contractors, employees, attorneys, directors, shareholders, investors, insurers, sureties, and anyone claiming by, through or under the respective Party.

9.         Applicable Law and Conflict of Laws.       This Settlement Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the Northern Territory, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

10.       Amendments.             This Settlement Agreement may only be modified or amended by written consent signed by all of the Parties.

11.       Counterparts.            This Settlement Agreement may be signed in counterparts and all such counterparts shall be deemed as originals.

12.       Entire Agreement.     This Settlement Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior contemporaneous agreements of understandings between the Parties which pertain to the subject matter hereof.  The terms of this Settlement Agreement may not be contradicted by evidence of any prior contemporaneous agreement and no extrinsic evidence whatsoever may be introduced to vary its terms in any judicial proceeding involving this Settlement Agreement or the subject matter of this Settlement Agreement.

13.       Electronic Signatures.           The Parties agree that a facsimile signature or digitally transferred or PDF signature received by electronic email may be substituted for and have the same legal effect as the original signature by the enforcing party.

14.       Mutual Drafting.       This Settlement Agreement is the product of negotiations “at arm’s length” between the Parties, both of whom are represented by counsel.  As such, the terms of this Settlement Agreement are mutually agreed upon, and no part of this Settlement Agreement will be construed against the drafter.

15.       Severability.   Should any provision of this Settlement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be deemed not to be party of this Settlement Agreement.

16.       Agreement Fully Read and Understood.    The Settlement Agreement has been carefully read by the Parties and the contents are known and understood by the Parties.  The Parties have each received independent legal advice from the attorneys of their choice with respect to the preparation, review and advisability of executing this Settlement Agreement.  Prior to execution of this Settlement Agreement by each Party, the Parties’ attorneys reviewed the Settlement Agreement, and the Parties acknowledge that they have executed this Settlement Agreement only after their own independent investigation and without fraud, duress, or undue influence.

17.       Default and Remedies; Attorneys’ Fees. In the event of a default by either Party under this Settlement Agreement, the non-defaulting Party shall have such rights and remedies as provided by law and equity generally for the type of default in question.  In addition, to the extent not prohibited by law and equity generally for the type of default in question.  In addition, to the extent not prohibited by law, in the event of a default, the non-defaulting Party shall be entitled to collect its reasonable attorneys’ fees and costs in enforcing this Settlement Agreement, whether or not suit be commenced, or whether in connection with a bankruptcy type proceeding or otherwise.

18.       Each of the parties warrant to the other that their execution of this Settlement Agreement is valid to bind them and each of them to its terms and will do all such things (including procuring shareholders’ or regulatory approval as may be necessary) and execute such documents as may be required to give effect to its terms.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Settlement Agreement on the Effective Date indicated above.

NATION ENERGY INC. By: /s/ Michael Caetano Name: Michael Caetano Title: CEO and Chairman of the Board

Executed by Nation Energy (Australia) Pty Ltd (ACN 606 533 046) in accordance with section 127 of the Corporations Act 2001 by authority of its directors: /s/ Michael Caetano	/s/ Robert Madzej
Chief Executive Officer / Director Michael Caetano	Director Robert Madzej
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Executed by Paltar Petroleum Limited (ACN 149 987 459) in accordance with section 127 of the Corporations Act 2001 by authority of its directors: /s/ Marc Bruner	/s/ David Sutton
Director Marc Bruner	Director David Sutton
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Executed by Officer Petroleum Pty Ltd (ACN 142 330 738) in accordance with section 127 of the Corporations Act 2001 by authority of its directors: /s/ Marc Bruner	/s/ David Sutton
Director Marc Bruner	Director David Sutton
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